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EXHIBIT 99.8

                         MANAGEMENT CHANGES AT EUROTECH
             TODD J. BROMS NAMED PRESIDENT & CHIEF EXECUTIVE OFFICER
                                       AND
          DON V. HAHNFELDT AND CHAD A. VERDI ASSUME DUTIES AS CHAIRMAN
                  AND VICE CHAIRMAN OF THE BOARD OF DIRECTORS


FAIRFAX, Va.--(BUSINESS WIRE)--March 1, 2002--Eurotech, Ltd. (AMEX:EUO-news), www.eurotechltd.com, announced today the appointment of Todd J. Broms as President and Chief Executive Officer. Most recently, Mr. Broms served as a consultant to Eurotech, primarily advising the Chairman and Chief Executive Officer in matters including strategic corporate development and implementation, means to improve the company's financial condition, the recent private placement commitment for $2,500,000 Series A 3% Convertible Preferred Stock, corporate governance matters, operations and the commercialization of technologies, and contract review and negotiation. He now assumes all day-to-day operating responsibilities for the Company.

Mr. Broms has over twenty-five years of experience in middle market merchant banking, corporate finance and advisory services, and real estate investment banking. He serves or served as President of Broms & Company LLC, Broms Capital LLC and it's predecessor, Nelson Broms Company, Inc. during which period he successfully arranged and structured senior and senior stretch financing commitments aggregating $685 million.

Eurotech is further pleased to announce that the Board of Directors has appointed Don V. Hahnfeldt to serve as the Company's Chairman, while Chad A. Verdi will continue to serve the Company in the newly created post of Vice Chairman. Mr. Hahnfeldt served as Eurotech's president and CEO since July 1999, and Mr. Verdi served as the Chairman since January 2000. Mr. Verdi, said, "Mr. Broms has established an extraordinary record of accomplishment over his 30 year career. We expect he will develop a talented management team at Eurotech and that his leadership will contribute toward the successful commercialization of our technologies. His financial acumen should also help us to build a financially sound company."

Commenting on the recent accomplishments and current status of the company, Mr. Verdi said, "Over the last twenty-seven months the Company has raised about 23 million dollars, acquired controlling interests in its key technologies, moved from the OTC Bulletin Board market onto the American Stock Exchange, and eliminated essentially all of its long term debt. We are now at a stage where the talent of Mr. Broms in the lead role can take our company to next level." Todd J. Broms said, "Having known and worked closely with Eurotech's team, I am pleased to take the leading management position to help accelerate Eurotech toward its full potential. We have recently made substantial progress to enhance the financial security of our company given our recent conversion of $3 million principal amount of Convertible Debentures in full satisfaction of that debt and our successful completion of a private placement equity commitment for $2,500,000 shares of Series A 3% Convertible Preferred Stock. I am dedicated to creating a stream of revenues from the strategic commercialization of our unique technologies and pursuing new business opportunities to increase shareholder value."

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ABOUT EUROTECH, LTD.
Eurotech develops and markets emerging chemical and electronic technologies designed to improve the environmental and security sectors. We work with scientists, engineers and research institutes to identify products and processes that have unique or superior characteristics. Our portfolio of technologically advanced products include (i) proprietary materials created to specifically solve the serious problems of how nuclear and hazardous waste are cost effectively contained, (ii) advanced performance materials for use in industrial products such as coatings and paints, and (iii) automatic detection of explosives and illicit materials for use in Homeland Security.

More information about Eurotech, its technologies and current investor information may be obtained by visiting the Company's web site at WWW.EUROTECHLTD.COM.